AMENDMENT TO MANAGEMENT AGREEMENT

     The Management Agreement (the "Agreement") between The GCG Trust (the "Trust"), a Massachusetts business trust having its principal place of business at 1475 Dunwoody Drive, West Chester, PA 19380, and Directed Services, Inc. ("DSI" or the "Manager"), a New York corporation having its principal place of business at 1475 Dunwoody Drive, West Chester, PA 19380, dated October 24, 1997, is hereby amended by the addition of the provisions set forth in this Amendment to the Agreement, which is dated as of the 26th day of February, 2002.

                                    RECITALS

     A. The Trust and Manager are parties to that certain Management Agreement between the Trust and DSI dated October 24, 1997, as amended (the "Agreement"), wherein DSI is appointed as Manager of the Trust; and the Trust is solely responsible for payment of all compensation due to the Manager for its services thereunder.

     B. The parties hereto desire to amend the terms of the Agreement in accordance with Section 15 of the Investment Company Act of 1940, as amended, pursuant to the terms of this Amendment.

     C. This Amendment is intended to permit DSI to recover any expenses incurred by it as Manager on behalf of the Trust through the implementation and management of certain programs designed to increase Trust revenues.

     D. Such revenue programs include securities lending, directed brokerage and such other programs as determined by the Board of Trustees.

          NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Amendment, it is agreed between the parties hereto as follows:

          1. The first sentence of the first paragraph of Section 8 of the Agreement shall be replaced in its entirety by the following sentence:

               "During the term of this Agreement, the Manager will pay all expenses incurred by it in connection with its activities under this Agreement, net of any expense reductions realized through the use of revenue generating programs such as securities lending, directed brokerage (consistent with best execution), and any other programs as determined by the Board of Trustees, and except for such expenses as are assumed by the Trust under this Agreement and such expenses as are assumed by a Portfolio Manager under its Portfolio Management Agreement."

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          2.   This Amendment shall take effect with respect to the Series that have commenced operations as of the date of this Amendment, as set forth on Schedule A attached hereto, upon receipt of shareholder approval.

          3. This Amendment shall take effect with respect to any Series that has not commenced operations as of the date of this Amendment on the date that Series commences operations.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the date indicated.


                                        THE GCG TRUST

                                        By:__________________________
                                        Title:_______________________


                                        DIRECTED SERVICES, INC.

                                        By:__________________________
                                        Title:_______________________

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                                   SCHEDULE A

     The Series of The GCG Trust, as described in the attached Management Agreement, to which Directed Services, Inc. shall act as Manager are as follows:

          Equity Income Series (formerly, Multiple Allocation Series)
          Fully Managed Series
          Limited Maturity Bond Series
          Hard Assets Series
          Real Estate Series
          Liquid Asset Series
          Capital Appreciation Series
          Van Kampen Growth and Income Series (formerly,
          Rising Dividends Series)
          Value Equity Series
          Strategic Equity Series
          Capital Guardian Trust Small Cap Series (formerly, Small Cap Series) Mid-Cap Growth Series
          Total Return Series
          Research Series
          Capital Growth Series (formerly, Growth & Income Series)
          Growth Series (formerly, Value + Growth Series)
          Core Bond Series (formerly, Global Fixed Income Series)
          Developing World Series
          International Equity Series
          Investors Series
          Diversified Mid-Cap Series
          Asset Allocation Growth Series
          Special Situations Series
          Janus Growth and Income Series (formerly, Growth and Income Series) Internet TollkeeperSM Series
          High Yield Series*
          Managed Global Series
          All Cap Series
          Large Cap Value Series
          Fundamental Growth Focus Series*
          International Value Series*
          Global Franchise Series*
          Equity Growth Series*
          J.P. Morgan Fleming Small Cap Equity Series*
          International Enhanced EAFE Series*

*    These Series have not commenced operations as of February 26, 2002.